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                                 Ater Wynne LLP
                           222 SW Columbia, Suite 1800
                             Portland, Oregon 97201
                               Phone: 503-226-1191
                                Fax: 503-226-0079



EXHIBIT 5.1


                                November 15, 2000



Board of Directors
AVI BioPharma, Inc.
One S.W. Columbia Street, Suite 1105
Portland, Oregon 97258



Gentlemen:

         In connection with the registration of 250,000 shares of common stock, .0001 par value (the "Common Stock"), of AVI BioPharma, Inc., an Oregon
corporation (the "Company"), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on November 15, 2000, and the proposed offer and sale of the Common Stock pursuant to the terms of the Company's 2000 Employee Stock Purchase Plan (the "2000 Plan"), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

         Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be offered pursuant to the 2000 Plan, when such shares have been delivered against payment therefor as contemplated by the 2000 Plan, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement.


                                            Very truly yours,


                                            /s/ Ater Wynne LLP

                                            ATER WYNNE LLP